EXHIBIT 99.1

NeoStem Raises Additional Funds from Principals of Suzhou Erye Pharmaceuticals Company Ltd. and U.S. Institutional and Private Investors, Bringing the Total Recent Financings to Over $15 Million; Funds Will Support Expansion Activities in the United States and China as well as Further Development of NeoStem's VSEL and other Licensed Technologies

Press Release
Source: NeoStem, Inc.
On Wednesday July 1, 2009, 7:30 am EDT

NEW YORK, July 1 /PRNewswire-FirstCall/ -- NeoStem, Inc. (NYSE Amex: NBS) announced today that it has raised additional gross funds of over $4 million from institutional and private investors. These funds, together with the $11 million private placement from three Asia-based investors announced April 13, 2009, bring the total investment obtained by NeoStem in the past two and half months to over $15 million. In addition, affiliates of Suzhou Erye Pharmaceuticals Company, Ltd. have increased their overall investment in the Company to over $1,000,000. As part of its China expansion activities, NeoStem is anticipating, subject to approval of its shareholders, on closing before year end on the acquisition of a 51% interest in Suzhou Erye through a merger with its current 51% owner.

The funds will be used to support NeoStem's continuing initiatives in VSEL (very small embryonic-like) stem cell technology licensed from the University of Louisville and to advance NeoStem's expansion activities in China, as well as other general corporate purposes. A portion of the funds also will be used to expand U.S.-based operations and add seasoned management to the NeoStem team with experience in clinical drug development in pharmaceutical and biotechnology industry and administration of overseas based clinical trials.

The terms and conditions of the current financing are the same as those of the earlier April round. Units are priced at $12.50 per unit, with each unit consisting of one share of the Company's Series D Convertible Redeemable Preferred Stock, convertible into ten shares of common stock and ten warrants each to purchase one share of common stock. The warrants have a per share exercise price equal to $2.50 and are callable by the Company if the common stock trades at a price equal to $3.50. Subject to the affirmative vote of the Company's shareholders and the rules of the NYSE Amex, the warrants will become exercisable for a period of five years and each share of Series D Convertible Redeemable Preferred Sock will automatically convert into ten shares of Common Stock.

Dr. Robin Smith, Chairman and CEO of NeoStem, stated, "We are very pleased to receive this additional investment from a group of institutional and private onshore investors who recognize the many recent achievements of NeoStem under our multi-faceted business plan. Our growing stem cell technology base and our expanding relationships with key business partners in the U.S. and China open the way to new markets, distribution channels and production capabilities in the world's two largest economies. By successfully leveraging both the medical and commercial potential of emerging adult stem cell therapies, NeoStem is establishing an international leadership position in this rapidly developing field." She added, "We are also excited that the principals of Suzhou Erye have made a second investment in our future, which we believe solidifies their commitment to our post-merger endeavors."

The securities sold were sold without registration under the Securities Act of 1933, as amended (the "Act") pursuant to Regulation S or Regulation D, each promulgated under the Act and may not be resold in the United States or to U.S. persons unless registered under the Act or pursuant to an exemption from registration under the Act. Hedging transactions involving such securities may not be conducted unless in compliance with the Act.

About NeoStem, Inc.

NeoStem is managing a network of adult stem cell collection centers in major metropolitan areas in the United States, enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times of future medical need. The Company also has entered into research and development through the acquisition of a worldwide exclusive license of technology to identify and isolate VSEL(very small embryonic-like) stem cells, which have been shown to have several physical characteristics that are generally found in embryonic stem cells and is pursuing other technologies to advance its position in the field of adult stem cell tissue regeneration.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's expansion activities in China and the future for the commercial use of stem cell therapies and the Company's VSEL technology. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2008 and the Company's other periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance which are outside its control.

Contact:

        NeoStem, Inc.
        Robin Smith, Chief Executive Officer
        T: 212-584-4180
        E: rsmith@neostem.com
        www.neostem.com